Exhibit 10.1

This Google Services Agreement (“GSA” or the “Agreement”) is entered into on May 15, 2003 (“GSA Effective Date”) by and between Google Technology Inc., a California corporation and its affiliates (“Google”) and Ask Jeeves UK Partnership, an entity organized under the laws of England and Wales (“Customer”). This GSA states the terms and conditions under which Customer may use certain services made generally available by Google and described further herein and/or in an applicable Order Form (the “Services”). Such Services may be ordered by Customer and shall be identified on one or more separately stated standard Google order forms executed between the parties (individually referred to hereinafter as an “Order Form”). Each Order Form shall be governed by this GSA and shall become effective on the date stated in such Order Form (“Order Form Effective Date”). Any Order Form entered into pursuant to this Agreement shall be substantially in the form as set forth in Exhibit G. This GSA and the corresponding Order Form(s) together constitute the “Agreement”.

1 Services.

1.1 Google Sponsored Links Program. If selected on an Order Form, Google shall provide compensated linked advertisements through the Google Sponsored Links Program (“Sponsored Links") as further set forth herein (“GSLP”), which shall be implemented at the uniform resource locator(s) (“URL(s)”) wholly owned and operated solely by Customer and identified on such Order Form (collectively, the “Site”). Customer may modify or add additional URLs for inclusion as part of the Site, including any successor URLs thereto, with the prior written approval of Google. Under the GSLP, Customer shall request from Google no fewer than the minimum number of Sponsored Links per Results Page (as defined below) stated in the Order Form. Pursuant to the terms of the Agreement, Google shall transmit to Customer at least such minimum number of Sponsored Links, as available (“Results Set”). Customer shall display advertising Results Sets in “Wide Format” and/or “Narrow Format”, as specified in the Order Form and in accordance with the Guidelines attached as Exhibit E (“Guidelines”). All Sponsored Links requests sent by Customer to Google as part of GSLP shall [*]. In no event shall Sponsored Links requests sent by Customer to Google contain information that [*]; provided that Google acknowledges that Customer has no control over query information entered by end users. Unless otherwise specified in the applicable Order Form, Customer shall implement GSLP on the Site on May 16, 2003.

1.2 Operation of Services.

1.2.1 Query Processing. For any and all Internet search queries entered by End Users on the Site (“Queries”) received by Customer from End Users, Customer shall (without editing, modifying (except modifications required to follow the Google Data Protocol) or filtering such Queries individually or in the aggregate) send such Queries to Google via the standard “Google Data Protocol”. Furthermore, in order to be deemed valid, each such Query sent to Google (i) must be from a list of approved Internet protocol addresses provided by Customer prior to implementation of any Services (“Valid IP Addresses”), (ii) must contain a unique alphanumeric code provided by Google (“Client Name”). The list of Valid IP Addresses may be modified by Customer upon [*] notice to Google via the online Google Search Administration Console located at: http://console.google.com, or such other URL as Google may provide from time to time. Upon Google’s receipt of a valid Query as described above, Google shall process such Query using its proprietary technology and transmit the relevant Results Set(s) to Customer via Google’s network interface using the Google Data Protocol (or other such means as Google may implement from time to time; provided that Google will provide Customer with [*] advance notice prior to making any material changes to its means of transmitting Result(s) Sets). Customer shall then display, in each instance, the full text of the Results Set(s) that corresponds to a Query. Google will not be responsible for receiving any Queries directly from End Users or any other third party, for transmission of data between Customer and Google’s network interface, or for displaying any Results Set(s) to End Users. Google will make commercially reasonable efforts to not include any URL in the GSLP that violates applicable law. Upon Google’s receipt of notice that any [*] violate any third party rights, Google agrees to [*] within [*], as described in Section 10 herein. If End Users have chosen to filter search results for [*] on the Site, Google will use [*] to make commercially reasonable efforts to [*]. Notwithstanding the foregoing, Customer acknowledges and agrees that Google does not commit that all Sponsored Links will be [*] or that all [*], but that it will make commercially reasonable efforts to [*] and such request is transmitted to Google.

1.2.2 Site Layout. Unless otherwise agreed to by the parties in writing: (i) the layout and format of each Site page containing any Results Set(s) (“Results Page”) shall conform to the [*]. Customer shall [*] each [*] or [*] of [*] or other [*] indicating that the [*]. If [*] are presented [*].

The parties agree to launch the Services on the Site as described in this GSA for a minimum of [*] of the Initial Services Term. After [*] of the Initial Services Term, the parties agree to perform testing with respect to the [*] when the Result Set in response to a Query contains [*]. If Customer can demonstrate from such testing that [*] are not [*], Customer shall have the

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

option of serving [*] when the Results Set contains [*], which Results Set shall be [*]. To the extent that Customer’s exercise of the option set forth in the preceding sentence has a [*], the [*], if applicable, [*] shall be [*]. The parties agree to continue to perform testing with respect to the [*] when the Result Set in response to a query contains [*] throughout the term of the initial Order Form and [*].

1.2.3 Prohibited Actions. Customer shall not, and shall not allow any third party to: (a) [*] without Google’s prior written consent, including, but not limited to [*] (b) [*] (c) [*] (d) [*] (e) [*] (f) [*] and (g) [*]. Google acknowledges that Customer [*]. Google agrees that Customer may continue [*]; provided that [*]. Further, subject to the prohibition on filtering queries set forth in Section 1.2.1, Customer shall make commercially reasonable efforts to [*] that (i) [*], provided that Google acknowledges and agrees that Customer may [*]; or (ii) [*]. Google may send a commercially reasonable number of uncompensated test queries to the Site at any time to verify Customer’s compliance with any requirements contained in the Agreement.

1.2.4. Support. In consideration of Customer’s fulfillment of its obligations set forth under the Agreement, Google shall provide second level technical support services to Customer during the applicable Services Term (as defined below), in accordance with Google’s then current support guidelines in effect (“Support Guidelines”) located at the following URL: http://console.google.com, or such other URL as Google may provide from time to time (“Support Site”). Notwithstanding anything to the contrary in the Support Guidelines, Google will provide [*]. Google will provide the service levels set forth in Exhibit B. Prior to making any support request to Google, Customer shall first use reasonable efforts to fix any error, bug, malfunction, or network connectivity defect on its own without any escalation to Google. Thereafter, a technical employee of Customer among those designated on the Order Form (“Technical Contact”) may [*]. Customer shall provide customer support services to End Users at its own expense.

1.2.5 [*]. Customer agrees that during any applicable Services Term (as defined below) [*]; except that Customer may [*] as defined in the list of [*] attached as [*], or as mutually agreed by the parties in writing (by email or otherwise) from time to time ([*])), including without limitation the [*] and other [*], which may be served by [*]; provided, notwithstanding the foregoing, Customer agrees that, during the Term of this Agreement, Customer shall [*] or other [*] regardless of format, content or size provided directly or indirectly by [*], as defined in [*], and each of their successors and assigns, and notwithstanding the foregoing, Customer may [*] and which shall [*]. Customer agrees that in the event it [*] ([*] means [*], e.g., [*], etc.), [*] ([*] means [*], e.g. [*]) or [*], Customer will offer Google the option of [*] under the terms and conditions of this Agreement. If Google elects [*], then Customer may offer the option to any third party. The parties agree that only the Customer’s share of the [*] (and not [*]) described in Exhibit C shall be payable by Google to Customer and that Customer will not be obligated to [*]. Google will provide the Services on a nonexclusive basis to Customer.

2 Ownership; License Grants.

2.1 Google Rights. Google shall own all right, title and interest, including without limitation all Intellectual Property Rights (as defined below), in the Services (and any derivative works or enhancements thereof), including but not limited to, all software, technology, materials, guidelines, documentation, the Google Data Protocol, and any Google Brand Features (as defined below), some, but not all, examples of which may be found at http://www.google.com/permissions/trademarks.html (or such other URL Google may provide from time to time). Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in the Agreement. Any rights not expressly granted herein are deemed withheld. Customer shall not, and shall not knowingly allow any third party to: (i) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Services, the Google Data Protocol, any Google Brand Features, or any other Google technology, software, materials, and documentation, except that Customer shall [*] to the limited extent permitted by applicable law notwithstanding any contractual prohibition; [*]; (ii) remove, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of any Services, the Google Data Protocol, any Google Brand Features, or any other Google technology, software, materials and documentation; provided that Google acknowledges that [*]; (iii) crawl, index or in any non-transitory manner store or cache information obtained from the Services; (iv) transfer, sell, lease, lend, disclose, or use for co-branding, timesharing, service bureau or other unauthorized purposes any Services or access thereto; or (v) [*]; provided that Customer may [*]: (a) [*] (b) [*] (c) [*] (d) [*] (e) [*] (f) [*] (g) [*]. Customer shall use the same degree of care as Customer uses with respect

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the operation of its own business to monitor use of or access to any Services by unauthorized parties and, if Customer becomes aware of any such unauthorized access or use, Customer shall disable any such unauthorized access or use (including, but not limited to, spammers or any third party sites). Furthermore, at all times during the Services Term, the deployment (meaning the manner in which the Services are made available and accessible to End Users, and not the user interface) by Customer of the GSLP set forth in this Agreement shall [*]. For purposes of the Agreement, “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, as well as, any and all applications, renewals, extensions, restorations and re-instatements thereof, now or hereafter in force and effect worldwide. For purposes of the Agreement, “Brand Features” means the trade names, trademarks, service marks, logos, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

2.2 Customer Rights. Customer and/or its licensors own all Intellectual Property Rights in and to any editorial, text, graphic, audiovisual, [*], Customer Query Data (as those terms are defined in Section [*], below) Customer advertising products, and other content that is served to End Users of the Site and that is not provided by Google (together “Content”). Google shall not acquire any right, title or interest in or to such Content, except the limited right to use as provided herein.

2.3 License Grants; Brand Features. Google grants to Customer a nonexclusive and nonsublicensable license during any applicable Services Term (as defined below) to: (a) use the Google Data Protocol solely for the purpose of communicating information between the Site and Google; and (b) display Google Brand Features for the purpose of fulfilling its obligations under the Agreement. Each party grants to the other a nonexclusive and nonsublicensable license during any Services Term to include the other party’s name and logo in presentations, marketing materials, customer lists, and Web site listings of customers. Each party will submit all materials of any kind containing the other party’s Brand Features (other than in customer lists) to the other party for approval prior to release to the public. Furthermore, Customer agrees to adhere to Google’s then current Brand Feature guidelines, any content contained and/or referenced therein, which may be found via the following URL: http://www.google.com/permissions/trademarks.html (or such other URL Google may provide from time to time) and Google agrees to adhere to Customer’s trademark usage guidelines as may be provided to Google from time to time. Except as set forth in this Section, nothing in the Agreement shall be deemed to grant to one party any right, title or interest in or to the other party’s Brand Features. All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google. At no time during any Services Term shall one party challenge or assist others to challenge the Brand Features of the other party (except to the extent this restriction is prohibited by applicable law) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.

2.4 Data. Except as set forth in Section 1.1 above and this Section 2.4, Google owns all right, title, and interest in and to all information and data it collects and receives. Customer owns all right, title, and interest in and to all information and data collected by Customer on the Site. The parties agree that, as between Customer and Google, any [*] or [*], including without limitation that [*] shall remain the [*], and Google shall [*]. Google agrees it shall not utilize [*], provided that Google may use and disclose any such [*]. In the event Google and Customer’s parent corporation, Ask Jeeves, Inc. agree to an amendment of the agreement between those entities (the “US Agreement”) that [*], the parties agree to [*].

3 Payment.

3.1 Fees. The fees and payment terms for the Services shall be set forth on Exhibit C.

3.2 Taxes and Other Charges. Customer and Google agree that all sums, fees and payments expressed to be payable by Google to Customer under this Agreement are exclusive of value added taxes (“VAT”). In the event that any VAT is payable, Google shall pay Customer the amount of the VAT forthwith on delivery of a proper VAT invoice and Customer’s VAT identification numbers in respect thereof. With respect to any other taxes that may be applicable to this Agreement, all payments under the Agreement are exclusive of taxes imposed by any governmental entity. In the event any governmental entity deems

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any consideration to be passing from Customer to Google in respect of the transactions for Services provided by Google under the Agreement and imposes any taxes in the nature of UK VAT or UK customs duties on such deemed consideration then provided that Google is responsible for collecting any such tax from Customer and accounting for such tax to the relevant governmental entity. Customer agrees to pay such tax to Google within thirty (30) days of receipt of a valid invoice and any other documentation required to be supplied by Google in respect of such tax.

4 Warranties and Disclaimer. Each party represents and warrants that it has full power and authority to enter into the Agreement. Customer represents and warrants that it shall make commercially reasonable efforts to use information provided by Google (including Results Sets) in a manner that complies with applicable laws. Customer represents and warrants that [*]. Google does not warrant that the Services will meet all of Customer’s requirements or that performance of the Services will be uninterrupted, virus-free, secure or error-free. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

5 Indemnification. Google will protect, defend (or at its option settle), indemnify and hold harmless Customer and its affiliates and their respective officers, directors, employees and agents from and against any action, loss, cost, claim, demand, liability or expense, including reasonable attorney’s fees, from a third party lawsuit or proceeding brought against Customer based upon a claim that (a) the Services or any Google Brand Feature infringes any U.S. and/or U.K. patent, copyright, trade secret or trademark of such third party (an “IP Claim”) and/or (b) Google’s use of information provided by Customer violates applicable data protection laws, including without limitation the UK Data Protection Act 1998 and (c) except for any content provided by Customer, any Sponsored Links or the First Page of any Advertiser Site to which such Sponsored Links may directly link violates any applicable U.K. law. For purposes of this Section 5, “First Page of any Advertiser Site” means the first page of the third party advertiser website that is linked to from the Sponsored Links only to the extent the content on such page is the same at the time of the event giving rise to the claim as it was at the time of Google’s editorial review. Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section 5 arising from: (i) use of the Services or Google Brand Features in a modified form, unless such modification is approved by Google, or in combination with materials not furnished by Google if such infringement would have been avoided but for such combination unless such combination is approved by Google, (ii) any content, information or data provided to Google by Customer, End Users or any other third parties, and (iii) any pages of third party websites other than the First Page of any Advertiser Site that may appear after the End User clicks on a Sponsored Link. Customer will protect, defend (or at its option settle), indemnify and hold harmless Google and its affiliates and their respective officers, directors, employees and agents from and against any action, loss, cost, claim, demand, liability, or expense, including reasonable attorney’s fees, from any third party lawsuit or proceeding brought against Google based upon a claim that: (a) the Content, Site and/or Customer Brand Features infringe any U.S. and/or U.K. patent, copyright, trade secret or trademark of such third party; (b) Customer’s use of the Services in any manner inconsistent with or in breach of the Agreement; (c) Customer’s use of information provided by Google violates applicable data protection laws, including without limitation the UK Data Protection Act 1998; and/or (d) Customer’s implementation of framing violates any applicable internet law or regulation (but not contractual or other claims against Google by its advertisers). Indemnification shall be provided for any claim covered under this Section 5 and shall be limited to (i) payment by the indemnifying party (“Indemnitor”) of all damages and costs reasonably incurred (including reasonable attorney’s fees) for such claim, or (ii) settlement costs approved in writing by the Indemnitor. The foregoing obligations shall exist only if the party seeking indemnification (“Indemnitee”): (i) promptly notifies the Indemnitor of such claim, (ii) provides the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) gives the Indemnitor full control and sole authority over the defense and settlement of such claim. The Indemnitee may join in

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

defense with counsel of its choice at its own expense. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval.

Without limiting the foregoing indemnity obligation, following notice of an IP Claim related to the Services or any facts which may give rise to an IP Claim related to the Services, Google may, in its sole discretion and at its option (a) procure for Customer the right to continue to use the Services or (b) modify the Services to make them non-infringing with the same level of functionality and quality as prior to the IP Claim. If Google determines that it is not commercially reasonable to perform any of these alternatives, Google shall have the option to terminate this Agreement, [*]. The parties agree that the remedy set forth in the preceding sentence constitutes a reasonable estimate of liquidated damages and is not a penalty.

THE FOREGOING STATES THE PARTIES’ ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS AS SET FORTH ABOVE.

6 Limitation of Liability.

6.1 Notwithstanding anything else in the Agreement, neither party’s liability for the following matters is limited or excluded by anything in the Agreement in respect of: (a) death or personal injury caused by either party’s negligence or the negligence of either party’s employees or agents; (b) breach of any condition as to title or quiet enjoyment implied by Section 12 Sale of Goods Act 1979 or Section 2 Supply of Goods and Services Act 1982; and (c) fraudulent misrepresentation.

6.2 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 5, BREACHES OF ANY INTELLECTUAL PROPERTY RIGHTS AND/OR PROPRIETARY INTERESTS RELATING TO THE SERVICES, BREACHES OF THE [*] OBLIGATIONS UNDER SECTION [*] (PROVIDED HOWEVER, THAT CUSTOMER’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF SUCH SECTION [*] SHALL NOT EXCEED [*]), GOOGLE’S OBLIGATION SET FORTH IN THE PENULTIMATE PARAGRAPH OF [*]) AND BREACHES OF CONFIDENTIALITY UNDER SECTION 7, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR:

6.2.1 LOST DATA,

6.2.2 LOST PROFITS,

6.2.3 LOST REVENUE, OR

6.2.4 COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES,

HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

6.3 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 5 (PROVIDED HOWEVER, THAT THE TOTAL AGGREGATE LIABILITY TO GOOGLE FOR ALL CLAIMS ARISING OUT OF [*], BREACHES OF ANY INTELLECTUAL PROPERTY RIGHTS AND/OR PROPRIETARY INTERESTS, BREACHES OF THE [*] OBLIGATIONS UNDER SECTION [*] (PROVIDED HOWEVER, THAT CUSTOMER’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF SUCH SECTION [*] SHALL NOT EXCEED [*], GOOGLE’S OBLIGATION SET FORTH IN THE PENULTIMATE PARAGRAPH OF SECTION 5 (WHICH SHALL BE LIMITED TO THE DOLLAR AMOUNT SET FORTH IN SUCH PARAGRAPH) AND BREACHES OF CONFIDENTIALITY UNDER SECTION 7, IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF THE AGREEMENT EXCEED [*].

6.4 Each party recognizes that neither party exercises control over the content of advertisements, search results or the contents of third party websites to which advertisements or search results may link. Accordingly, and without prejudice to the foregoing provisions of this Section 6 or the indemnification obligations of Section 5, neither party shall be liable to the other party under any circumstances in respect of the content displayed by any advertisements, search results, or website contents to which search results may link.

6.5 Customer recognizes that the prompt and accurate provision of the Services depends in part on the proper functioning of the Internet and its constituent elements (including third party networks, software and communications links over which

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Google has no control). Accordingly, and without prejudice to the foregoing provisions of this Section 6, Google shall have no liability to Customer under any circumstances in respect of any failure, delay or inaccuracy in the transmission of data over the Internet; provided that i) such internet failure, delay or inaccuracy can be independently corroborated by a third party, and ii) Google makes commercially reasonable efforts to mitigate the effects of any internet failure, delay or inaccuracy.

The parties agree that (i) the mutual agreements made in this Section reflect a reasonable allocation or risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

6.6 Liquidated Damages on Termination by Google for Uncured Breach by Customer. In addition to any other remedies available to Google pursuant to the terms and conditions of this GSA, Customer agrees to pay the following liquidated damages to Google in the event that Google terminates the Agreement in accordance with Section 8.2 for any material breach by Customer that is not cured within applicable cure periods set forth in this Agreement: For any termination by Google for any uncured breach that occurs during the [*] of the Agreement, Customer shall pay to Google an amount equal to [*] (as that term is defined below). For purposes of this Section 6.6, the [*].

7 Confidentiality. Use and disclosure of confidential and/or proprietary information disclosed hereunder, including the existence and content of the Agreement and any information provided pursuant to the Agreement, shall be governed by the terms of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this GSA, as of the date provided in the Order Form (the “NDA”). The terms of the NDA are hereby incorporated by reference into this GSA.

8 Term and Termination.

8.1 The term of an Order Form under which Services may be used by Customer shall commence on the applicable Order Form Effective Date (except as otherwise specified in such Order Form) and shall continue for the Initial Services Term (as set forth on such Order Form), unless earlier terminated as provided herein. The Order Form shall automatically renew, subject to mutual agreement regarding applicable fees and/or revenue share, for additional periods equal in duration to [*], unless one party notifies the other of its intent to terminate no less than sixty (60) days prior to the end of the Initial Services Term or any applicable renewal term thereto. For purposes of the Agreement, the Initial Services Term (including renewal term(s) thereto, if any) are referred to as the “Services Term.”

8.2 Either party may suspend performance and/or terminate the Agreement or any individual Order Form(s), in whole or in part: (a) if the other party materially breaches any material term or condition of the Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; (b) if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets or any part thereof or (c) if either Customer or any company that Controls (as that term is defined below) Customer merges with, acquires or is acquired [*] (meaning, through merger or otherwise, [*] obtains Control of Customer or any company that Controls Customer (“Parent”) or Customer or Parent obtains Control of [*], each as applicable (an “Acquisition)), such termination being effective immediately upon written notice to the other party, provided that such notice must be given no later than thirty (30) days after the consummation of the transaction. For purposes of this Section 8.2, “Control” of Customer, Parent or [*] means, as applicable: (i) ownership of the lesser of a majority of or a sufficient number of securities that provide direct or indirect power to direct the management and policies of Customer, Parent or [*]; (ii) the contractual power, through voting agreement, management agreement or otherwise, to direct (directly or indirectly) the management and policies of Customer, Parent or [*]; (iii) ownership of all or substantially all of Customer’s, Parent’s or [*] assets; (iv) ownership of all or substantially all of the assets related to Customer’s Web Properties division (or any successor division); or (v) ownership of any group of assets that includes this Agreement. Notwithstanding the foregoing, Customer shall not have the ability to exercise its termination rights under subsection (c) in connection with an Acquisition of Customer or Parent by [*] unless the acquiring party concurrently [*]. In the event of a termination of the GSA by Customer or by Google due to Customer’s or Parent’s Acquisition by [*] in accordance with subsection (c), the acquiring party shall [*]. In the event of Customer’s termination due to Customer’s or Parent’s Acquisition of [*] in accordance with subsection (c), Customer shall [*] (as that term is defined below). For purposes of this Section 8.2, the [*]. Notwithstanding the foregoing, either party may terminate the Agreement immediately upon written notice if the other party materially breaches Section 7 (Confidentiality). In addition, Google may terminate the Agreement with [*] written notice and Customer’s failure to cure a material breach of the following sections of the

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement: Section 1.2.3 (Prohibited Actions), 1.2.5 ([*]), Section 2.1 (Google Rights), or Section 2.3 (License Grants; Brand Features). Notwithstanding the foregoing, Customer may terminate the Agreement with [*] written notice and Google’s failure to cure a material breach of the following sections of the Agreement: Section 1.1 (Services), Section 2.2 (Customer Rights), Section 2.4 (Data) or Exhibit B (Service Level).

8.3 Upon the expiration or termination of the Agreement for any reason: (i) except as provided in Section 9, all rights and licenses granted by either party shall cease immediately; and (ii) each party shall return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party.

8.4 The termination or expiration of an individual Order Form shall not have the effect of terminating any other individual Order Form or this GSA unless expressly agreed to by the parties in writing. If an Order Form (but not this GSA) terminates or if the Services Term set forth in an Order Form expires, all rights and licenses granted by Google relating to the applicable Services and all other rights and licenses granted by Google to Customer as set forth in such Order Form, if any, shall cease immediately. Termination or expiration of all Order Forms hereunder shall result in the expiration of this GSA.

8.5 Termination or expiration of the Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it.

9 Miscellaneous. Each party shall comply with all applicable laws, rules and regulations, if any, required in performing its obligations under the Agreement. All notices shall be in English and in writing and (a) if sent to Customer to the address identified on the Order Form with a copy to General Counsel, Ask Jeeves, Inc., 5858 Horton Avenue, Emeryville, CA 94608, and (b) if sent to Google to such address as provided at www.google.com/corporate/address.html or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google. Notice shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via first class mail. Unless terminated in accordance with Section 8.2, neither party may assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part, without the prior written consent of the other party, except to person(s) or entity(s) that acquire, through merger or otherwise, (i) ownership of a majority of such parties’ securities or voting securities or an amount of such party’s securities that provide such acquiring person(s) or entity(s) with the direct or indirect power to direct the management and policies of such party, whether through the ownership of voting securities, by contract, management agreement or otherwise (in all cases, other than any such acquisition of Google securities in connection with a private or public securities offering), (ii) all or substantially all of such party’s assets, (iii) with respect to Customer only, all or substantially all of the assets related to Customer’s Web Properties division, or (iv) with respect to Customer only, any group of assets which include this Agreement, in all cases so long as such acquiring person(s) or entity(s) expressly assumes in writing the performance of all of the terms of this Agreement. In addition, Customer may assign this Agreement to any affiliate that is directly or indirectly wholly-owned by Ask Jeeves, Inc. so long as such affiliate is not acquired after the GSA Effective Date and is not a competitor of Google and Google may assign this Agreement to any affiliate that is directly or indirectly wholly owned by Google Technology Inc. so long as such affiliate is not acquired after the GSA Effective Date and is not a competitor of Customer. For the purposes of this section, an “affiliate” shall mean any corporation, partnership, limited liability company or other legal entity with a majority interest in any party or which is under common control of such legal entity as any party, or of which a majority interest is owned by any party. In addition, Google may assign this Agreement without prior written consent or notice relating to a change in domicile. The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act of 1999 by any person not a party to it and reserve the right pursuant to Section 2(3)(a) of that Act to vary the contract made by this Agreement without the consent of any other person. Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or threatened breach of Section 2 (Ownership; License Grant) or Section 7 (Confidentiality) and in addition, Customer may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

threatened breach of Customer’s rights with respect to [*] as set forth in Section 2. Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its Intellectual Property Rights), the matter in controversy will first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter within four (4) weeks of the date of referral. This Agreement will be governed by and construed in accordance with the laws of England and Wales, without regard for conflict of law principles and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Santa Clara County, California in the United States, and England and Wales. The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act. The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or joint venture relationship between the parties. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party. Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failures, and Internet disturbances. The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself. If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect. In the event of any termination or expiration of the Agreement, Sections 2.1, 2.2, 2.4, 5, 6, 7 (including the NDA), 8.3, and 9 shall survive termination. Neither party shall be liable to the other for any damages resulting solely from termination as permitted for under the Agreement. This GSA and related Order Form(s) (including any exhibits thereto), and any terms located at Google URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. Any amendments or addenda to the Agreement must (i) be in writing; (ii) refer to the Agreement; and (iii) be executed by an authorized representative of each party. Any changes to the Agreement not approved in writing by the Google Legal Department shall not be binding on Google and any changes to the Agreement not approved in writing by the Ask Jeeves Legal Department shall not be binding on Customer. The Agreement shall be construed as if both parties jointly wrote and prepared it. The Agreement may be executed in counterparts, including facsimile counterparts. In the event of conflict between the terms under this GSA and any Order Form, the Order Form shall govern with respect to such conflict. In the event of conflicting Order Forms, any subsequent Order Form shall take precedence over any prior conflicting Order Form.

10 Editorial Support/[*]. Customer will provide Google with a list of [*] that when queried, are more likely than not to produce Sponsored Links that link to a portion of a third party’s website on which is described or offered (a) [*] (b) [*] (c) [*] (d) [*]. Customer may request the [*] of [*] that fall within categories [*] and [*] by email at any time. With respect to [*] that fall within category [*], Customer may request updates to the list of [*] by email [*]. An initial list of category [*] is attached hereto as [*]. With respect to [*] that fall within category [*], Customer may request the [*] of up to [*]; provided that the [*] of such category [*] requests over any [*] period shall not exceed [*]. Google agrees to [*] the [*] category [*], [*] and [*] during any [*] of Customer’s request for [*]. Any category [*], [*] and [*] requests in excess of [*] shall be [*] within a commercially reasonable time. Customer shall include with its request for [*] of [*] an explanation of the reason for such request. If the number of Customer requests for category [*] regularly exceeds an average of [*], the parties agree that they will promptly convene a meeting to discuss the causes for the high number of requests for [*] and work toward a mutually agreed plan for [*]. Google will provide Customer an email address to which Customer may direct all additional [*]. Google will provide email support to Customer for issues related to [*] during U.K. business hours. With respect to [*] requests that fall within subsection [*], Customer may provide only [*] to be [*] and Google will not provide Sponsored Links that are matches for the [*] and [*] agreed by the parties. With respect to [*] requests that fall within subsections [*], [*] and [*], Customer

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall provide [*] to be [*] (i.e., [*] that include [*]) so that Google will [*] only those [*] that specifically fall within categories [*], [*] and [*]; provided that in all cases, the parties acknowledge and agree that there will be minor occasions where Sponsored Links are not [*] in accordance with this Section 10 despite the commercially reasonable efforts of Google, and in such event, the parties will cooperate to remedy the situation as quickly as possible in a mutually agreed manner. All updates to the list of [*] are to be agreed by the parties in writing (which may be via email). Google shall use commercially reasonable efforts to implement updates approved by it as soon as practicable, but in any event within [*] of its approval. The parties agree to review the list of [*] from time to time to ensure that the [*] continue to fall within the categories described for [*] and that such [*] remain appropriate in light of the terms of the Agreement.

11.     Reports. Within [*] of Google’s provision of the Services during the Term, Google will provide Customer with the following reports in online form:

Performance of Service overall: [*]

In addition, and subject to any confidentiality and intellectual property restrictions that may be applicable, Google will provide as part of Google’s ongoing account management process the reports listed below at a time, in a format, and on a frequency to be mutually agreed by the parties:

[*]

All reports shall be treated as Confidential Information of each party under the terms of this Agreement, based on the underlying information contained therein.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     IN WITNESS WHEREOF, the parties have executed this GSA by persons duly authorized on the date first written above.

SIGNED for and on behalf of Google:	SIGNED for and on behalf of Customer: Ask Jeeves UK Partnership

acting by its duly authorised	acting by its duly authorised

Title: Sr VP Worldwide Sales of Google Technology, Inc.	Title: CEO

Signatory: /s/ Omid Kordestani	Signatory: /s/ Adrian Cox

Printed Name: Omid Kordestani	Printed Name: Adrian Cox

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
SCREEN SHOT

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B
SERVICE LEVEL GUIDELINES

     1.     Service Level Guidelines. Google will maintain the service level guidelines provided under this Section for the transmission of Queries; provided that Customer does not increase its Query processing volume more than [*], or more than [*] in one day in any calendar month (“Volume Increase”). Customer agrees to make commercially reasonable efforts to provide Google with [*] prior written notice of any Volume Increase by email to [*]. If Customer provides Google with [*] written notice of a Volume Increase, then the service levels described in this Exhibit shall not be suspended. Any Volume Increase without [*] prior written notice to Google shall be deemed a “Volume Increase Without Notice”. Upon any Volume Increase as described herein, the service levels described in this Exhibit will be suspended for a period of [*] from the date that Customer provides Google notice of its additional capacity requirements. During the [*] period following notice by Customer to Google of its additional capacity requirements, Google and Customer agree to discuss Customer’s additional capacity requirements and agree on an effective date for any such additional capacity requirements. Following the [*] notice period, Customer’s additional capacity will be included in the Query processing volume for all purposes. The provisions in this Section below shall only apply provided that: (a) Customer correctly implements the technical specifications set forth in the Google Data Protocol, (b) Customer’s DNS client implementation correctly observes the DNS TTL values returned by Google’s DNS servers (i.e., if Customer’s DNS client does not cache values beyond the TTL time), and (c) Customer sends valid Queries to the host name provided to Customer by Google (e.g. XYZ.google.com) and Customer’s client implementation repeats the DNS lookups at least every [*] in order to pick up any changes.

     2.     Service Availability. Google will provide [*] Service Availability over a rolling [*] (excluding any network outages caused by general internet failures not related to Google’s connectivity), as measured and monitored from Google’s facilities in Mountain View, California, U.S.A. For purposes of this Section, “Service Availability” is defined as the percentage of valid Queries received by Google from Customer that are processed by Google’s search engine within [*].

     3.     [*]. [*] will not [*]. [*] is measured as the time period [*]. [*] does not include any time associated with [*].

     4.     [*]. [*] will not [*] (excluding any [*]). [*] is measured as the [*] between [*] located in the U.K. for [*] and Google’s [*] handling [*]; provided that if the latter point becomes Google’s [*], Google agrees to make commercially reasonable efforts to return this point to Google’s [*]. Customer must enable [*] for Google to monitor the [*] from Google to the [*] to take effect. On the Effective Date, Customer shall provide Google the appropriate [*] for [*] to [*]. Customer may send a commercially reasonable number of queries to Google to test [*], the number of which shall be mutually agreed by the parties in advance from time to time. Customer acknowledges that Google shall deduct such test queries from the number of Queries sent by Customer to Google for payment calculation purposes.

     5.     Remedy. If Google does not comply with the service levels set forth in this Exhibit B and Results Pages are not sent back to Customer in response to a Query, then for purposes of the Services Fees described in Exhibit C, each such Query shall be deemed to be a Valid Query. Where Google is unable to count Queries because of an outage, such Query determination shall be made using Customer’s legitimate and verifiable data. If Google is violating the terms of these Service Level Guidelines such that the GSLP is materially adversely affecting page load times for Customer’s end users, Customer may temporarily suspend the Service. Customer agrees to provide Google with reasonable assistance (including the provision of necessary information and feedback regarding any problem) in connection with Google’s efforts to remedy the problem.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
SERVICES FEES

1.	Services Fees:

A.     [*] Payments. Google will pay Customer the greater of the following amounts:

(i)  [*] of [*], or

(ii)  one of the following [*] (the [*]), depending on the number of [*] Customer chooses to Display:

•	[*] (exclusive of VAT) (where [*] means [*]) for an implementation where Customer displays [*]; or

•	[*] (exclusive of VAT) for an implementation where Customer displays [*]; or

•	[*] (exclusive of VAT) for an implementation where Customer displays [*].

B.     Additional Payment. For purposes of this paragraph of Exhibit C only (and not for any other purpose related to the Services or the service level guidelines set forth in Exhibit B of the GSA), Google agrees that certain [*] metrics shall be met for the remainder of 2003: i) the net Cost Per Click to advertisers will be no less than [*], ii) no less than [*] of Valid Queries (as defined below) shall result in Results Sets, and iii) the click through rate for Results Sets shall be no less than [*]. The parties agree that the exchange rate shall be the rate posted by Bloomberg on the day prior to any calculation. To compensate Customer for any failure to meet the foregoing metrics, Google will pay Customer [*] (the “Additional Payment”) within [*] of Customer’s [*]. Such payment shall be Customer’s sole and exclusive remedy for failure to satisfy the metrics described herein. In the event any [*] metric set forth in this Section 1(B) is not met, the parties shall i) calculate what the payment by [*] and ii) [*]. If, as of December 31, 2003, the sum of the [*], if any, for the [*] of 2003 exceeds [*], Google shall [*]. If the sum of the [*], the [*].

2.	Payment Terms.

(i)	For purposes of calculating payments under this Agreement, the Initial Term of this Agreement shall begin on the first day of the calendar month following the launch of the Services on the Site. In the event Sponsored Links are displayed pursuant to the terms of this Agreement during any partial month (including any partial month prior to the Initial Term as determined in accordance with the preceding sentence), [*].

(ii)	Commencing on the first day of the calendar month following the launch of the Services on the Site and continuing for the [*] of the Initial Services Term, each month Google shall pay Customer either the Customer’s share of [*] or the [*] as described herein by the last day of the calendar month following the calendar month in which the Results Sets were displayed. No Monthly Payment shall be payable by Google to Customer during the [*] of the Initial Services Term, except as described in Section 2(iii) of this Exhibit C. In the future, Google may request that Customer provide Google with invoices in connection with payments as a result of changes in Google’s policies or applicable law. Payments to Customer (if by wire transfer) shall be made pursuant to the wire transfer instructions specified on the Order Form. Google’s obligation to pay Customer’s share of the [*] or [*] shall commence on the date Google’s technical personnel provides written approval of Customer’s GSLP launch implementation, which shall not be unreasonably withheld or delayed. [*]. For the avoidance of doubt, [*] shall in no event include any [*]. “Deductions” includes items such as [*].

(iii)	Google will pay to Customer [*], representing an [*]. The monthly portion of the [*], or [*], shall be called the “[*]”. For each of the [*] of the Initial Services Term (i.e., [*] of the GSA), the parties will calculate the [*] that would be payable by Google to Customer pursuant to Section 1(A) of this Exhibit C for each applicable month. If the [*] for the applicable month is [*] the [*], then Google shall pay to Customer the [*]. If the [*] is [*] the applicable [*], then Customer shall pay to Google the [*]. In the event that Google terminates the GSA prior to the expiration of the Initial Services Term due to Customer’s material breach of this GSA as set forth in Section 8.2, then the total [*] shall be refunded [*] to Google within [*] of such termination. If Customer terminates the GSA in connection with a merger, acquisition by or acquisition of [*] as described in Section 8.2 of the GSA, then the [*] shall be refunded to Google (i) [*] if such termination occurs during the [*] of the Initial Services Term or (ii) [*] if such termination occurs during the [*].

3.	Customer Covenants.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(A)  With respect to Customer’s representation that the current implementation of Sponsored Links on the Site is generating a [*], Customer agrees to maintain such implementation on the Site for a minimum of [*] from the launch of the Services in accordance with this Agreement.

(B)  If at any time during the Services Term Customer implements a material change to the Site that results in a reduction of the [*] (as determined by the [*]), then the monthly payments to Customer will be reduced [*]. [*].

(C)  In the event Customer chooses to increase the number of Google Sponsored Links to be displayed, Customer will notify Google no later than [*] prior to the beginning of the month in which Customer plans to implement the change, and Customer will implement such change on the first day of the calendar month following the month in which notice is given to Google. So long as Customer meets the two conditions of the previous sentence, the change in the [*] will be effective starting the day the change is implemented by Customer. In the event Customer does not meet the foregoing conditions (either by not giving timely notice to Google or by implementing the change after the first day of the calendar month), the change in the [*] will be effective on the first day of the month following the month in which the change was implemented by Customer.

(D)  In the event Customer chooses to decrease the number of Google Sponsored Links to be displayed, Customer will notify Google no later than [*] prior to the beginning of the month in which Customer plans to implement the change, and Customer will implement such change on the first day of the calendar month following the month in which notice is given to Google. If Customer meets the two conditions of the previous sentence, the change in the [*] will be effective starting the day the change is implemented by Customer. If Customer does not meet the foregoing conditions (either by not giving timely notice to Google or by implementing the change after the first day of the calendar month), the change in the [*] will be effective on the first day of the month during which the change was implemented by Customer.

4.	Audit Rights.

Customer, at its expense, may retain a mutually acceptable nationally recognized independent auditor to review and audit Google’s relevant records to confirm the fees due under the Agreement. Customer will provide Google no less than [*] prior written notice to Google of its intent to audit. Such audits shall (a) be made no more often than once in any [*] period (and not during the last three weeks in any calendar quarter), (b) be subject to Google’s reasonable security and confidentiality requirements, and (c) transpire during Google’s normal business hours. If the audit reveals a [*] or more underpayment to Customer, then Google will reimburse Customer its reasonable costs for such audit and pay the underpaid amount within [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E
GSLP GUIDELINES

Sponsored listings will be provided to Customer in wide format.

Depending upon the number of [*] Customer chooses to display and [*], Customer will receive up to the specified number of [*] in the appropriate format for every search result via the [*]. Customer is required to display the [*] and must [*] to ensure quality.

     The elements of a Sponsored Listing to be displayed on the Site include:

•	The [*], which [*], is [*], and [*].

•	The [*], which provides additional information, is [*].

•	The [*], which provides additional information, is [*].

•	The [*] which is [*].

•	The entire [*] must be [*].

•	When [*], the [*] should be the [*] rather than the [*].

Wide Format

     The recommended format to optimize click-through rate for wide listings is a [*]:

•	[*]

•	[*]

•	[*]

In addition, query terms in wide-format listings should be [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F

     [*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT G
FORM OF ORDER FORM

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.	Incorporation of Google Services Agreement. This Order Form, including the terms and conditions hereunder, shall be governed by and incorporates by reference the Google Services Agreement between Google and Customer with the GSA Effective Date set forth above (“GSA”). All capitalized terms used herein have the meanings stated in the GSA, unless stated otherwise. Customer’s signatory to this Order Form represents and warrants that he or she has the power and authority to accept and bind Customer to the terms of this Order Form.

2.	This Order Form may be executed in counterparts, including facsimile counterparts. Original copies shall be sent to the following Customer contact reference identified above (check one): ☐ Corporate ☐ Billing ☒ Legal

Google:		Customer:	The Ask Jeeves UK Partnership

By:	/s/ Omid Kordestani	By:	/s/ Adrian Cox

Print Name:	Omid Kordestani	Print Name:	Adrian Cox

Title:	Sr VP Worldwide Sales of Google Technology, Inc.	Title:	CEO

Date:	15 May 2003	Date:	15 May 2003

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.